Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-88473 on Form S-8 of Community Bancorp Inc. of our report dated August 2, 2006, relating to the 2005 financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of Community National Bank 401(k) Profit Sharing Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Costa Mesa, California

August 15, 2006